Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Prospectus Supplement to the Registration Statement of Cineverse Corp. on Form S-3 (No. 333-273098) of our report dated December 16, 2025, on our audits of the financial statements of IndiCue, Inc. as of December 31, 2024 and 2023, and for the year ended December 31, 2024 and the period from inception (July 26, 2023) through December 31, 2023. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

February 12, 2026